EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CHAMPPS ENTERTAINMENT AGREES TO POSTPONE COMPLETION

OF SALE TRANSACTION

LITTLETON, CO., September 24, 2007—Champps Entertainment, Inc. (Nasdaq GM:CMPP) today announced that it has agreed to provide F&H Acquisition Corp. and its equity sponsors, Newcastle Partners L.P., Newcastle Special Opportunity Fund III, L.P. and Steel Partners II, L.P., additional time to complete the financing of F&H’s proposed acquisition of Champps.

Champps stockholders are scheduled to consider and vote upon the transaction at a stockholders meeting to be held on Friday, September 28 and, assuming that they approve the transaction, the parties were planning to complete the transaction on Monday, October 1. Although the transaction is not subject to a financing condition, in response to a request made by F&H in light of current credit market conditions, Champps has now agreed to allow F&H and its equity sponsors additional time to complete the financing of the transaction and to postpone the closing until not later than October 22.

At the same time, F&H has agreed to eliminate, as of October 1, 2007, certain conditions to its obligation to complete the transaction, and F&H’s equity sponsors have agreed to make available up to $35 million to facilitate the financing of the transaction. The equity sponsors have also agreed that if the transaction is not completed on or before October 22 for any reason and F&H is then otherwise obligated to close, they will pay the $35 million to Champps as damages.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 48 and franchises/licenses 13 restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding Champps stockholder approval of the transaction with F&H and the timing and completion of the transaction, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: those mentioned by the Company from time to time in its filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s website at http://www.sec.gov. The words “may,” “will,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

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CONTACT:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO